Exhibit 99.1

FOR IMMEDIATE RELEASE

TECNOGLASS reports FIRST QUARTER 2015 RESULTS

First Quarter 2015

•	Adjusted EBITDA of $14.2 million, up 28% from $11.1 million in the year ago quarter. Adjusted EBITDA margin continued to expand, rising 415 basis points from the year ago quarter.

•	Quarter end backlog of $320 million, up 14% from December 31, 2014.

Reiterates Fiscal 2015 Guidance and 2016 Outlook

•	FY 2015: expects revenues and Adjusted EBITDA of $240 million and $60 million, respectively.

•	FY 2016: expects 20% revenue growth over 2015, with Adjusted EBITDA of $80-$85 million.

BARRANQUILLA, Colombia – May 6, 2015 - Tecnoglass, Inc. (NASDAQ: TGLS) ("Tecnoglass" or the "Company"), a leading manufacturer of architectural glass, windows, and associated aluminum products for the global residential and commercial construction industries, today announced financial results for the first quarter (“Q1”) ended March 31, 2015.

José M. Daes, Chief Executive Officer of Tecnoglass, commented, "We reported a strong Q1 2015 as reflected by our year-over-year growth in revenue, EBITDA, and backlog.  As we mentioned in our last earnings release, we are starting to benefit from the strength of the U.S. dollar, as the majority of our revenues are in dollars while most of our costs are in Colombian Pesos.  U.S. revenues continued to grow, increasing 44.9% to $31.7 million from Q1 2014 and representing 60.9% of total Q1 2015 revenues, while last year was 45.6%.”

Mr. Daes continued, “As we approach the second half of the year, we see two important events unfolding.  The first is a significant increase in our manufacturing capacity.  Starting in June, our extrusion capacity is expected to increase by 40% to 500 tons per month, and we also expect an increase of 100% of our capacity to produce painted aluminum. In this same time frame, we expect to double our capacity to manufacture aluminum billets and increase by 20% our capacity to produce laminated glass. While there appears to be a shortage of supply in the industry, we have invested aggressively in recent years to boost our capacity, enabling us to take market share from our competitors as evidenced by our U.S. revenue growth.

“The second important development is the new coating line, which we expect will commence operating in mid-to-late Q3 of 2015.  Consisting of custom-ordered machinery, the total cost of the project is in excess of $40 million. This new line places us among a handful of North American glass manufacturers with such capabilities.  We expect the new coating line to position us to further expand our U.S. presence and, over time, pursue business in new geographies such as Africa and Europe.  Once we reach sales of 100% of its capacity, this new coating line could generate $200 to $250 million of additional revenues per year, with annual cost savings of $6 to $8 million associated with reduced waste alone in the first year.”

He concluded, “We remain pleased with our performance and with our strategic industry position.  We recently raised guidance and we are off to a very strong start to the year, and backlog continues to build.  We look forward to sharing our expected growing cash flows by returning meaningful capital to our shareholders.”

First Quarter 2015 Results

Revenues for Q1 2015 increased 8.8% to $52.0 million from $47.8 million in Q1 2014. Q1 2015 U.S. sales increased by $9.8 million to $31.7 million, reflecting the continuing expansion of Tecnoglass’ U.S. presence. Higher U.S. sales offset lower sales to Colombia in U.S. Dollars, due to a 20% depreciation of the Colombian Peso (COP), and in Panama due to a slowdown in construction activities in that country. Revenues in COP (Colombian Pesos) represented approximately 33.4% of total revenues in Q1 2015 as compared to 43.8% in Q1 2014.

Gross profit improved to $17.2 million, or 33.0% of revenues, from $14.6 million, or 30.5% of revenues, in Q1 2014. Gross profit rose as a result of lower labor costs due to the depreciation of the Colombia Peso against the U.S. Dollar that occurred in Q1 2015. In addition to lower labor costs, a higher degree of vertical integration in our manufacturing process contributed to the improvement of our gross margin.

Operating expenses in Q1 2015 rose to $9.2 million from $6.7 million in Q1 2014. The increase was primarily the result of a new temporary tax on equity in the most recent reform to the Colombian Tax Statute in December 2014 for taxable years 2015, 2016 and 2017, which amounted to $0.8 million for 2015, increased sales commissions and shipping expenses for higher sales outside Colombia, and amortizations of Notices of Acceptance purchased during 2014.

Non-operating revenues rose to $3.7 million from $1.3 million in Q1 2014. This increase reflects the gain in exchange rate derived from U.S. Dollar-denominated receivables.

Net income for Q1 2015 was $9.9 million, or $0.36 per diluted share, compared to a net loss of $4.7 million, or ($0.19) per diluted share, in Q1 2014. Net income in Q1 2015 included an extraordinary, non-cash, non-operating gain of $5.1 million compared to a non-cash, non-operating loss of $8.9 million in Q1 2014. The gain in Q1 2015 was the result of the decrease in the fair value of the warrant liability in the quarterly period ended March 31, 2015 relative to its fair value at December 31, 2014. The fair value of the warrant liability changes in response to market factors not directly controlled by the Company such as the market price of the Company’s shares and the volatility index of comparable companies. There are no income tax effects as the Company is registered in the Cayman Islands.

Excluding the $5.1 million extraordinary gain for the warrant liability, net income for Q1 2015 was $4.8 million, or $0.17 per diluted share. Excluding the $8.9 million extraordinary loss for the warrant liability, net income for Q1 2014 was $4.2 million, or $0.17 per diluted share.

Adjusted EBITDA in Q1 2015 was $14.2 million, a 28% increase from $11.1 million in Q1 2014, while the increase in revenues was 8.8% from Q1 2014 to Q1 2015.

Conference Call

Management will host a conference call on Friday, May 8, 2015 at 11:00 am ET to discuss these results and other matters. Interested parties may participate in the call by dialing:

•	(877) 423-9820 (Domestic)
•	(201) 493-6749 (International)

The conference call will also be broadcast live via the Investor Information sector of Tecnoglass’s website at www.tecnoglass.com. To listen to the live call, please go to the website at least 15 minutes early to register, download and install any necessary audio software. If you are unable to listen live, the conference call will be archived on the website for approximately 90 days.

About Tecnoglass

Tecnoglass is the #1 architectural glass transformation company in Latin America, providing hi-spec glass, windows and aluminum products for the global residential and commercial construction industries. Headquartered in Barranquilla, Colombia, Tecnoglass operates out of a 2.3 million square foot vertically-integrated, state-of-the-art manufacturing complex that provides easy access to the Americas, the Caribbean, and the Pacific. Tecnoglass sells to more than 800 customers in North, Central and South America, with the United States accounting for approximately 51% of Company revenues in 2014. Tecnoglass’s tailored, high-end products are found on some of the world’s most distinctive properties, including the El Dorado Airport (Bogota), Imbanaco Medical Center (Cali), Trump Plaza (Panama), Trump Tower (Miami), and The Woodlands (Houston). For more information, please visit www.tecnoglass.com

Forward Looking Statements

This press release includes certain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, including statements regarding future financial performance, future growth and future acquisitions. These statements are based on Tecnoglass’s current expectations or beliefs and are subject to uncertainty and changes in circumstances. Actual results may vary materially from those expressed or implied by the statements herein due to changes in economic, business, competitive and/or regulatory factors, and other risks and uncertainties affecting the operation of Tecnoglass’ business. These risks, uncertainties and contingencies are indicated from time to time in Tecnoglass’s filings with the Securities and Exchange Commission. The information set forth herein should be read in light of such risks. Further, investors should keep in mind that Tecnoglass’ financial results in any particular period may not be indicative of future results. Tecnoglass is under no obligation to, and expressly disclaims any obligation to, update or alter its forward-looking statements, whether as a result of new information, future events, changes in assumptions or otherwise.

Tecnoglass, Inc.	The Equity Group Inc.
José M. Daes	Devin Sullivan
Chief Executive Officer	Senior Vice President
jdaes@energiasolarsa.com	212-836-9608
dsullivan@equityny.com
Christian Daes
Chief Operating Officer	Kalle Ahl, CFA
chris@tecnoglass.com	Senior Associate
212-836-9614
Sergio Barake	kahl@equityny.com
Deputy CFO
(305) 503-9062
sbarake@tecnoglass.com

Tecnoglass Inc. and Subsidiaries

Condensed Consolidated Statements of Income and Comprehensive Income

(Amounts in thousands, except share and per share amounts)

(Unaudited)

	Three Months Ended March 31,
	2015	2014
Operating revenues	$52,043	$47,841
Cost of sales	34,861	33,245
Gross profit	17,182	14,596

Operating expenses, net	9,180	6,739

Operating income	8,002	7,857

Loss on change in fair value of warrant liability	5,078	(8,880)
Non-operating revenues	3,725	1,286
Interest expense	2,152	1,973

Income (Loss) before taxes	14,653	(1,710)

Income tax provision	4,772	2,971

Net income (loss)	$9,881	$(4,681)
Comprehensive income:
Net income (loss)	9,881	(4,681)
Foreign currency translation adjustments	(5,167)	(176)
Total comprehensive (loss) income	$4,714	$(4,857)
Basic income (loss) per share	$0.40	$(0.19)
Diluted income (loss) per share	$0.36	$(0.19)
Basic weighted average common shares outstanding	24,801,132	24,242,315
Diluted weighted average common shares outstanding	27,614,251	24,242,315

Tecnoglass Inc. and Subsidiaries Condensed Consolidated Balance Sheets

(In thousands, except share and per share data)

	March 31, 2015	December 31, 2014
ASSETS
Current assets:
Cash and cash equivalents	$17,132	$15,930
Trade accounts receivable, net	47,504	44,955
Due from related parties	32,671	28,327
Inventories, net	31,473	28,965
Other current assets	25,653	23,319
Total current assets	154,433	141,496
Long term assets:
Property, plant and equipment, net	108,237	103,980
Long term receivables from related parties	3,392	4,220
Other long term assets	5,734	6,195
Total long term assets	117,363	114,395
Total assets	$271,796	$255,891

LIABILITIES AND SHAREHOLDERS’ EQUITY
Current liabilities:
Accounts payable and accrued expenses	$35,780	$33,493
Due to related parties	3,588	1,456
Current portion of customer advances on uncompleted contracts	12,048	5,782
Short-term debt and current portion of long term debt	59,886	54,925
Note payable to shareholder	80	80
Other current liabilities	21,712	17,300
Total current liabilities	133,094	113,036

Long term liabilities:
Warrant liability	14,913	19,991
Customer advances on uncompleted contracts	6,767	8,333
Long term debt	37,050	39,273
Total liabilities	191,824	180,633

COMMITMENTS AND CONTINGENCIES
Shareholders' equity Preferred shares, $0.0001 par value, 1,000,000 shares authorized, 0 shares issued and outstanding at March 31, 2015	-	-

Ordinary shares, $0.0001 par value, 100,000,000 shares authorized, 24,801,132 and 24,801,132 shares issued and outstanding at March 31, 2015 and December 31, 2014, respectively	2	2
Legal Reserves	1,367	1,367
Additional paid-in capital	46,514	46,514
Retained earnings	48,687	38,806
Accumulated other comprehensive income	(16,598)	(11,431)
Total shareholders’ equity	79,972	75,258
Total liabilities and shareholders’ equity	$271,796	$255,891

Adjusted EBITDA Reconciliation

Adjusted EBITDA is not a measure of financial performance under generally accepted accounting principles (“GAAP”). Management believes Adjusted EBITDA, in addition to operating profit, net income and other GAAP measures, is useful to investors to evaluate the Company’s results because it excludes certain items that are not directly related to the Company’s core operating performance. Investors should recognize that Adjusted EBITDA might not be comparable to similarly-titled measures of other companies. This measure should be considered in addition to, and not as a substitute for or superior to, any measure of performance prepared in accordance with GAAP. A reconciliation of Adjusted EBITDA to the most directly comparable GAAP measure in accordance with SEC Regulation G follows:

	Adjusted EBITDA	Depreciation	Adjusted EBIT	Warrants Liability	Interest Expense	Tax Provision	Net Income	Net Income w/o Warrants
Q1 2014	11,095	1,952	9,143	(8,880)	1,973	2,971	(4,681)	(4,199)
Q1 2015	14,228	2,501	11,727	5,078	2,152	4,772	9,881	4,803
2014	48,009	8,542	39,467	1,711	8,900	8,538	20,318	22,029
2015 (E)	60,000	12,400	47,600	-	12,600	12,700	22,300	22,300
2016 (E)	80,000	17,200	62,800	-	13,500	16,700	32,600	32,600